MODIFICATION AGREEMENT No. 3 TO
                                PROMISSORY NOTES

This MODIFICATION AGREEMENT No. 3 is made as of October 1, 2005 between Infinite Group, Inc., a Delaware corporation with offices at 595 Blossom Road, Suite 309, Rochester, NY 14610 ("Borrower") and Northwest Hampton Holdings, LLC, a New York limited liability company with an address at 308 Rock Beach Road, Rochester, NY 14617 ("NWHH").

WHEREAS, NWHH is the holder of eight (8) Promissory Notes originally issued by the Borrower to Northeast Hampton Holdings, LLC ("NEHH"), as described in more detail in the attached Schedule A (collectively, the "NEHH Notes"); and

WHEREAS, NEHH has assigned the NEHH Notes to NWHH pursuant to an Assignment of Promissory Notes dated December 1, 2004; and

WHEREAS, NWHH and the Borrower are parties to a Modification Agreement No. 2 to Promissory Notes dated June 1, 2005 pursuant to which, among other things, the parties agreed that the holder shall have the right in its sole discretion upon written notice to the Borrower at any time after November 30, 2005 to convert all or part of the principal amount of the Notes, together with accrued and unpaid interest, for common stock of the Borrower at the conversion rate of $.05 per share, as adjusted to reflect stock splits, distributions, recapitalizations, etc.; and

WHEREAS, the Borrower has issued to NWHH an additional note in the principal amount of $203,323.70 dated December 31, 2003 (the "NWHH Note"); and

WHEREAS, the parties desire to modify the terms and conditions of the NEHH Notes and the NWHH Note (collectively referred to as the "Notes") as follows:

NOW, THEREFORE, the parties agree as follows:

      1) The Notes and each of them are modified to provide that the holder shall have the right in its sole discretion upon written notice to the Borrower at any time after that date which is 60 days after the Borrower, following the approval of the Borrower's shareholders, authorizes a sufficient number of shares of common stock to permit such conversion, to convert all or part of the principal amount of the Notes, together with accrued and unpaid interest, for common stock of the Borrower at the conversion rate of $.05 per share, as adjusted to reflect stock splits, distributions, recapitalizations, etc.

      2) The conversion of the Notes and accrued interest thereon to common stock shall be limited such that the Borrower incurs no limitation of the use of its net operating loss carryforwards, which may be
            triggered  by  a  change  of  control   involving  one  or  more  5%
            shareholders. The Borrower shall provide NWHH with sufficient information, including the opinion of an accountant or attorney reasonably acceptable to NWHH, prior to completing the conversion to document that a change of control will not occur as a result of NWHH's request to convert all of part of the Notes and/or accrued interest.

            If one or more holders of convertible promissory notes exist with conversion rights that may result in ownership of 5% or more of the common stock of Borrower, then Borrower shall provide timely notification to all other such promissory note holders of NWHH's request for conversion of promissory notes and/or accrued interest to common stock. Such notice shall provide the other such note holders an opportunity to request a conversion within ten business days of notification. The Borrower shall include all such conversion requests in aggregate and document that a change of control has not occurred prior to completing each note holder's conversion. NWHH agrees to adjust its request for conversion on a pari passu basis with each other note holder's request so that a change of control does not occur when all notes holder's conversion requests are considered in aggregate.

            If the Borrower closes a transaction with another third party or parties that results in a change of control that triggers limitations of its net operating loss carryforwards, then the provisions of this section 2) shall no longer be in effect.

      3) The interest rate on the Notes shall be increased to eight percent (8%) per annum effective January 1, 2006.

      4) The provisions of that certain Note dated January 16, 2003 in the principal amount of $100,000 is hereby revised to permit NWHH to convert up to $25,000 in principal to common stock at the conversion price of $.05 per share for a total of 500,000 shares.

      5) Except as modified by this Agreement, all of the terms, covenants and conditions of the Notes shall remain the same.

In witness whereof, Borrower and NWHH have executed this Agreement under the day and year first written above.

INFINITE GROUP, INC.


/s/ Michael S. Smith
-----------------------
By: Michael S. Smith, President

NORTHWEST HAMPTON HOLDINGS, LLC


/s/ James A. Villa
----------------------
By: James A. Villa, President

                    PROMISSORY NOTES OF INFINITE GROUP, INC.
                   IN FAVOR OF NORTHEAST HAMPTON HOLDINGS, LLC


Holder                                      Principal Amt                Date

Northeast Hampton Holdings, LLC               $100,000                  1/16/03
Northeast Hampton Holdings, LLC               $100,000                  7/17/03
Northeast Hampton Holdings, LLC               $    800                  9/10/03
Northeast Hampton Holdings, LLC               $  3,000                  11/5/03
Northeast Hampton Holdings, LLC               $ 40,000                  11/6/03
Northeast Hampton Holdings, LLC               $ 50,000                 11/21/03
Northwest Hampton Holdings, LLC               $203,323.70              12/31/03
Northeast Hampton Holdings, LLC               $  2,000                  1/30/04
Northeast Hampton Holdings, LLC               $ 22,000                  3/11/04